EXHIBIT 99.1


PRESS RELEASE
FOR IMMEDIATE RELEASE

                        ACTIVECORE SIGNS LETTER OF INTENT
                              FOR UK GAMES CHANNEL

   COMPANY ANNOUNCES LETTER OF INTENT FOR GAMES CHANNEL ON 124 UK CITY PORTALS


      TORONTO, CANADA - AUGUST 6, 2003 - IVP Technology Corp. (OTCBB: TALL), d.b.a. ActiveCore Technologies Inc., announced today that it has signed a letter of intent with E Communities UK Limited for placement of a mobile games and ring tones sales channel operated by ActiveCore on 124 community portals in the United Kingdom operated by Touch Plc. Concurrently, ActiveCore also announced that it is purchasing a 15% interest in E Communities UK Limited by September 30, 2003, subject to due diligence and board approval for the equivalent of 225,000 pounds sterling in shares. The number of shares will be determined by the share price two days prior and two days following the expected closing date.

      Peter Hamilton, president of ActiveCore said, "E Communities UK Limited's 124 community portal network represents one of the most developed avenues available for ActiveCore to manage a secondary distribution mechanism for games and ring tones. The city-based UK E Communities portal network will support Recessgames.com, our own demographically distinct portal, which will be launched this fall. Our portal distribution strategy augments the games distribution partnership that we have with Tira Wireless, which is our primary access to wireless carriers."

      "Our goal," Hamilton said, "is to have an effective presence in the two primary distribution channels for mobile games and ring tones, I.E., indirect to wireless carriers, direct and indirect to portal customers. The third distribution channel, direct and indirect to consumers via CD's in retail outlets has not yet been contracted for but we feel it is only a matter of time before we settle on a distribution partner for this channel to customers. Our eventual success in selling mobile games and ring tones will be directly related to the depth and coverage of our distribution channels in reaching end users of mobile devices. We believe the portal distribution network will really come into its own in 2004 and provide an impetus for the distribution of other wireless applications or as an application service provider network for small business users for some of our other planned mobile applications."

      Neil Fishenden, president of E communities UK Limited said, "Our choice of ActiveCore as a provider of a hot link channel for downloadable games and ring tones for the UK market was based on their success in recently capturing the Zorro property for cell phone game development and our knowledge that they are working to obtain licenses for other third party game titles as well as obtain additional name brand licenses.

      We believe ActiveCore's capabilities and its management group give it the ability to provide a rich and varied games and ring tone offering for our portals and their customers."

      Fishenden said, "The addition of a games channel will make our portal network more attractive from a content perspective. There are numerous revenue sharing opportunities for ActiveCore and E Communities in accessing the portal distribution strategy. E-Communities and Touch Plc. will share in the game and ring tone download fees and ActiveCore will share in advertising revenue from sponsored games sold to advertisers on the various city sites."


ABOUT E COMMUNITIES UK LIMITED

      E Communities UK Limited is a privately held London UK based manager of the sales channel for 124 community portals such as WWW.TOUCHNOTTINGHAM.COM operated by Touch Plc. E Communities UK Limited is the exclusive manager of distribution for the Touch Plc. range of products through its regional managing e-consultants.


ABOUT ACTIVECORE TECHNOLOGIES, INC.

      IVP Technology Corporation, d.b.a. ActiveCore Technologies, Inc. is an emerging, fast growing software company that develops and distributes mobile and web applications, including mobile and online games and provides IT and specialized integration services to the healthcare industry.

      SilverBirch Studios, WWW.SILVERBIRCHSTUDIOS.COM, ActiveCore's mobile games group, develops games for the rapidly growing cell phone and mobile device market. ActiveCore distributes these titles and other licensed products through a variety of channels. These channels include mobile carriers, original equipment manufacturers, web portals and retail distributors. OEM and carrier channels are currently serviced through wireless publishers such as Tira Wireless and Handango.

      The company's MDI Solutions Group is a product developer and systems integrator of data management products for the health care industry. The company has been engaged under medium term contracts by a number of leading North American hospitals and healthcare providers. MDI develops and deploys products including MD Eye and MD Link, which are specifically designed for healthcare facilities. MDI also distributes other vendors' products that are licensed by ActiveCore Technologies.

      A      profile      for      investors      can      be      found      at
WWW.HAWKASSOCIATES.COM/IVP/PROFILE.HTM.

      For investor relations information contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383. Email: infohawkassociates.com. For ActiveCore information contact Brian MacDonald at (416) 252-6200. Detailed information about ActiveCore can be found on the website WWW.ACTIVECORE.COM. Copies of ActiveCore press releases, current price quotes, stock charts and other valuable information for investors may be found on the website WWW.HAWKASSOCIATES.COM/IVP.

      STATEMENTS  CONTAINED IN THIS NEWS RELEASE  REGARDING IVP  TECHNOLOGY  AND
PLANNED EVENTS ARE FORWARD-LOOKING STATEMENTS, SUBJECT TO UNCERTAINTIES AND RISKS, MANY OF WHICH ARE BEYOND IVP TECHNOLOGY'S CONTROL, INCLUDING, BUT NOT LIMITED TO, RELIANCE ON KEY MARKETS, SUPPLIERS, AND PRODUCTS, CURRENCY FLUCTUATIONS, DEPENDENCE ON KEY PERSONNEL AND TRADE RESTRICTIONS, EACH OF WHICH MAY BE IMPACTED, AMONG OTHER THINGS, BY ECONOMIC, COMPETITIVE OR REGULATORY CONDITIONS. THESE AND OTHER APPLICABLE RISKS ARE SUMMARIZED UNDER THE CAPTION "RISK FACTORS" IN IVP TECHNOLOGY'S REGISTRATION STATEMENT ON FORM SB-2 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2003. FORWARD-LOOKING STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. AS A RESULT, ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON MANY FACTORS, INCLUDING THOSE DESCRIBED ABOVE.